NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SIGNIFICANT INCREASES IN SALES AND EARNINGS
FOR FISCAL 2004 THIRD QUARTER AND NINE MONTHS

Third-Quarter Net Sales Increase 23 Percent;

Third-Quarter EPS Rise to $.11 Vs. $.05;

Backlog Grows 27 Percent from FY04 Q2;

Company Raises Guidance for Remainder of Fiscal 2004

ST. LOUIS, April 29, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2004 third quarter and first nine months ended March 28, 2004 rose significantly over prior-year levels.

"We are very pleased with the continuing strength of our business during the fiscal 2004 third quarter, as sales and earnings exceeded the Company's guidance," said Chief Executive Officer and President Craig LaBarge. "The Company's improved financial results were bolstered by the February 2004 acquisition of Pinnacle Electronics LLC of Pittsburgh, Pa."

For the fiscal 2004 third quarter, net sales rose 23 percent to $31,787,000 compared with $25,794,000 for the year-ago period. Third-quarter net earnings from continuing operations increased 71 percent to $1,695,000, or $.11 per diluted share, in fiscal 2004 compared with $992,000, or $.07 per diluted share, in fiscal 2003. Total net earnings for the fiscal 2004 third quarter grew 137 percent to $1,695,000, or $.11 per diluted share, compared with $716,000, or $.05 per diluted share, in the fiscal 2003 third quarter. The fiscal 2003 third quarter included a net loss from discontinued operations of $276,000, or $.02 per diluted share.

For the first nine months of fiscal 2004, net sales rose 24 percent to $90,600,000 compared with $73,165,000 for the year-ago period. Net earnings from continuing operations for the first nine months of the fiscal year increased 121 percent to $4,470,000, or $.29 per diluted share, in fiscal 2004 compared with $2,026,000, or $.13 per diluted share, in fiscal 2003. Total net earnings for the fiscal 2004 first nine months grew 270 percent to $4,368,000 or $.28 per diluted share, compared with $1,182,000, or $.08 per diluted share, in the first nine months of fiscal 2003. Nine-month results included a net loss from discontinued operations of $102,000, or $.01 per diluted share, in fiscal 2004 and $844,000, or $.05 per diluted share, in fiscal 2003.

"Included in the Company's financial results for the fiscal 2004 third quarter and nine months are net sales of $5,615,000 and earnings of approximately $0.03 per diluted share contributed by our newly acquired Pittsburgh operation," said Mr. LaBarge.

LaBarge's gross margin in the fiscal 2004 third quarter increased to 23.1 percent compared with 20.7 percent for the third quarter of last year. Third-quarter selling and administrative expenses declined as a percentage of sales to 14.0 percent in fiscal 2004 versus 14.2 percent last year. Total selling and administrative expenses rose 21.4 percent from last year's third quarter on higher sales volume. Third-quarter interest expense was $192,000 in fiscal 2004 versus $197,000 for the year-ago period.

Total debt at March 28, 2004 was $36,779,000 compared with $7,064,000 at June 29, 2003 and $11,459,000 at the end of last year's third fiscal quarter. Cash and cash equivalents at March 28, 2004 were $1,433,000 versus $4,030,000 at June 29, 2003 and $5,185,000 at the end of last year's third quarter. "The increased debt level and reduced cash reflect the cash acquisition of Pinnacle Electronics," said Mr. LaBarge. "We expect cash flow from operations to be strong and are planning significant debt reductions during the next year." Stockholders' equity was $40,343,000 at the end of the fiscal 2004 third quarter, up 12 percent from $35,879,000 at fiscal 2003 year end, and up 16 percent from $34,771,000 one year ago.

Mr. LaBarge stated further, "In addition to improved growth in sales and earnings, bookings of new business were strong during the third quarter. Backlog of unshipped orders set a record at the end of the third quarter, growing to $144.0 million, up 27 percent from $113.7 million at the end of the fiscal 2004 second quarter and up 30 percent from $110.2 million at the end of last year's third quarter. The increase in backlog at March 28, 2004 is attributable to both the newly acquired Pittsburgh operation, which amounted to $18.5 million of the increase, and bookings of new business in other areas of the Company. In fact, even without the acquisition, LaBarge's backlog at the end of the third quarter would have reached a record level.

"The largest contributor to fiscal 2004 third-quarter revenues was shipments to defense customers, representing 45 percent of sales versus 55 percent in last year's third quarter," said Mr. LaBarge. "During the current year's third quarter, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs."

"Revenues from the natural resources market, which reflects our oil and gas and mining customers, represented 19 percent of fiscal 2004 third-quarter shipments, versus 17 percent last year," continued Mr. LaBarge. "The increase in current year revenues from this market is largely attributable to strengthening activity among oil-and-gas and new mining customers.

"Shipments of capital equipment to industrial customers were 14 percent of fiscal 2004 third-quarter revenues compared with an insignificant amount in last year's third quarter," said Mr. LaBarge. "This growth is largely from our recent acquisition which has broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets. Also contributing to the growth in the industrial area were strengthening sales of electronic assemblies for semiconductor manufacturing applications."

Updated Guidance for Fiscal 2004 Fourth Quarter and Fiscal 2005 Outlook

"We are optimistic about LaBarge's performance during the balance of the current fiscal year and are raising our financial guidance for the fourth fiscal quarter ending June 27, 2004," said Mr. LaBarge. "We now anticipate fourth-quarter sales of approximately $40 million and earnings per share of at least $0.13." These estimates are up from the Company's earlier guidance of $38 million in sales and earnings per share of $0.12.

"We anticipate our fiscal 2005 first-quarter sales and earnings to be comparable to projected fiscal 2004 fourth-quarter levels. Further, based on our strong backlog and the current pipeline of new business opportunities, we expect fiscal 2005 sales and earnings to increase at least 20 percent over our revised fiscal 2004 guidance. This guidance for fiscal 2005 is higher than the guidance we provided in March 2004 because third-quarter earnings were better than originally projected and we have raised our estimate for the fourth fiscal quarter."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2004 third-quarter and first nine months. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz403578169gf12html. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

LaBarge, Inc. reports the following . . . .

LABARGE, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts In Thousands -- Except Per-Share Amounts)
	Three Months Ended		Nine Months Ended

	March 28,	March 30,	March 28,	March 30,
	2004	2003	2004	2003

Net sales	$31,787	$25,794	$90,600	$73,165

Costs and expenses:
Cost of sales	24,437	20,447	69,903	58,590
Selling and administrative expense	4,442	3,660	13,492	11,542
Interest expense	192	197	291	622
Other income, net	(228)	(37)	(518)	(668)

Earnings from continuing operations before income taxes	2,944	1,527	7,432	3,079
Income tax expense	1,249	535	2,962	1,053

Net earnings from continuing operations	1,695	992	4,470	2,026

Discontinued operations:
Loss from discontinued operations less applicable income tax benefit of $(109), $(70) and $(219), respectively	---	(276)	(114)	(632)
Gain (loss) on disposal of discontinued operations net of income tax expense of $8 and $2,434, respectively	---	---	12	(212)

Net earnings	$1,695	$716	$4,368	$1,182

Basic net earnings per common share:
Net earnings from continuing operations	$0.11	$0.07	$0.30	$0.14
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.06)

Basic net earnings	$0.11	0.05	$0.29	$0.08

Average common shares outstanding	14,985	14,950	14,907	14,994

Diluted net earnings per share:
Net earnings from continuing operations	$0.11	$0.07	$0.29	$0.13
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.05)

Diluted net earnings	$0.11	$0.05	$0.28	$0.08

Average diluted common shares outstanding	15,556	15,053	15,419	15,170

LaBarge, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts In Thousands -- Except Share Amounts)
	March 28, 2004	June 29, 2003

ASSETS
Current assets:
Cash and cash equivalents	$1,433	$4,030
Accounts and other receivables, net	21,999	15,653
Inventories	35,266	25,743
Prepaid expenses	1,317	956
Deferred tax assets, net	912	637
Current assets of discontinued operations	---	215

Total current assets	60,927	47,234

Property, plant and equipment, net	18,780	14,255
Deferred tax assets, net	---	299
Intangible assets, net	28,497	476
Other assets, net	5,722	4,727
Non-current assets of discontinued operations	---	171

Total assets	$113,926	$67,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$5,000	$ ---
Current maturities of long-term debt	4,419	395
Trade accounts payable	12,634	7,808
Accrued employee compensation	7,662	5,930
Advances from customers for purchase of materials	8,900	4,208
Other accrued liabilities	2,436	3,419
Current liabilities of discontinued operations	---	66

Total current liabilities	41,051	21,826

Long-term advances from customers for purchase of materials	5,172	2,788
Deferred tax liability, net	---	---
Long-term debt	27,360	6,669

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at March 28, 2004 and 15,773,253 at June 29, 2003, including shares in treasury	158	158
Additional paid-in capital	13,474	13,486
Retained earnings	29,352	24,984
Accumulated other comprehensive gain	404	---
Less cost of common stock in treasury, shares of 811,711 at March 28, 2004 and 844,903 at June 29, 2003	(3,045)	(2,749)

Total stockholders' equity	40,343	35,879

Total liabilities and stockholders' equity	$113,926	$67,162

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis ;the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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